Zions Bancorporation, N.A. One South Main Salt Lake City, UT 84133 July 21, 2025
www.zionsbancorporation.com
Second Quarter 2025 Financial Results: FOR IMMEDIATE RELEASE
Investor Contact: Shannon Drage (801) 844-8208
Media Contact: Jennifer Johnston (801) 844-7112

Zions Bancorporation, N.A. reports: 2Q25 Net Earnings of $243 million, diluted EPS of $1.63 compared with 2Q24 Net Earnings of $190 million, diluted EPS of $1.28, and 1Q25 Net Earnings of $169 million, diluted EPS of $1.13
SECOND QUARTER RESULTS

$1.63	$243 million	3.17%	11.0%
Net earnings per diluted common share	Net earnings	Net interest margin (“NIM”)	Estimated common equity tier 1 ratio

SECOND QUARTER HIGHLIGHTS¹

Net Interest Income and NIM	•	Net interest income was $648 million, up 9%
	•	NIM was 3.17%, compared with 2.98%

Operating Performance	•	Pre-provision net revenue² ("PPNR") was $324 million, up 17%; adjusted PPNR² was $316 million, up 14%
	•	Customer-related noninterest income was $164 million, up 7%
	•	Noninterest expense was $527 million, up 4%; adjusted noninterest expense² was $521 million, up 3%

Loans and Credit Quality	•	Loans and leases were $60.8 billion, up 4%
	•	The provision for credit losses was negative $1 million, compared with positive $5 million
	•	The annualized ratio of net loan and lease charge-offs to average loans and leases was 0.07%, compared with 0.10%
	•	Nonperforming assets[3] were $313 million, or 0.51% of loans and leases and other real estate owned, compared with $265 million, or 0.45%
	•	Classified loans were $2.7 billion, or 4.43% of loans and leases, compared with $1.3 billion, or 2.16%, down from $2.9 billion, or 4.82% in the prior quarter

Deposits and Borrowed Funds	•	Total deposits remained stable at $73.8 billion; customer deposits (excluding brokered deposits) were $69.9 billion, up 1%, and down from $70.9 billion, or 1%, in the prior quarter
	•	Short-term borrowings, primarily composed of secured borrowings, were $6.1 billion, up 7%

Capital	•	The estimated CET1 capital ratio was 11.0%, compared with 10.6%

Notable Items	•	Net unrealized gain for the SBIC investment in Fatpipe, Inc. was $9 million, or $0.05 per share ($11 million unrealized gain less $2 million success fee accrual)

CEO COMMENTARY

Harris H. Simmons, Chairman and CEO of Zions Bancorporation, commented, “We’re very pleased with the quarter’s strong financial results, with earnings per share up 27% over the prior year period, and adjusted pre-provision net revenue up 14%. The net interest margin continued to improve, increasing to 3.17% from 2.98% a year ago, and customer-related noninterest income rose 7%.”
Mr. Simmons continued, “Though average deposits were relatively flat, average loans were up 4% over last year. Credit results remained solid, with net charge-offs of only 7 basis points of average loans. While there are some signs of moderate slowing, including a stabilization of housing costs in many western U.S. markets, the economy has performed somewhat better than might have been expected earlier in the year, and we’re incrementally more optimistic about growth in the back half of the year than we’d previously been.”

OPERATING PERFORMANCE[2]

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net Interest Margin	3.17%	2.98%	3.14%	2.96%
Adjusted PPNR	$316	$278	$583	$520
Net charge-offs (recoveries)	$10	$15	$26	$21
Efficiency ratio	62.2%	64.5%	64.4%	66.2%
1 Comparisons noted in the bullet points are calculated for the current quarter compared with the same prior year period unless otherwise specified.
2 For information on non-GAAP financial measures, see pages 19-21.
3 Does not include banking premises held for sale.

ZIONS BANCORPORATION, N.A.
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Comparisons noted in the sections below are calculated for the current quarter versus the same prior year period unless otherwise specified. Growth rates of 100% or more are considered not meaningful (“NM”) as they generally reflect a low starting point.
RESULTS OF OPERATIONS

Net Interest Income and Margin
				2Q25 - 1Q25		2Q25 - 2Q24
(In millions)	2Q25	1Q25	2Q24	$	%	$	%

Interest and fees on loans	$875	$850	$877	$25	3%	$(2)	—%
Interest on money market investments	50	53	56	(3)	(6)	(6)	(11)
Interest on securities	126	125	140	1	1	(14)	(10)
Total interest income	1,051	1,028	1,073	23	2	(22)	(2)
Interest on deposits	312	326	390	(14)	(4)	(78)	(20)
Interest on short- and long-term borrowings	91	78	86	13	17	5	6
Total interest expense	403	404	476	(1)	—	(73)	(15)
Net interest income	$648	$624	$597	$24	4	$51	9
				bps		bps
Yield on interest-earning assets [1]	5.11%	5.08%	5.31%	3		(20)
Rate paid on total deposits and interest-bearing liabilities [1]	1.97%	2.01%	2.36%	(4)		(39)
Cost of deposits [1]	1.68%	1.76%	2.11%	(8)		(43)
Net interest margin [1]	3.17%	3.10%	2.98%	7		19
1 Taxable-equivalent rates used where applicable.
Net interest income increased $51 million, or 9%, in the second quarter of 2025, relative to the prior year period, primarily due to lower funding costs and an increase in average interest-earning assets. The increase was further supported by a favorable shift in the composition of average interest-earning assets, reflecting growth in average loans and money market investments, and a decline in average securities. As a result, the net interest margin improved to 3.17%, compared with 2.98%.
The yield on average interest-earning assets, net of hedging activity, was 5.11% for the second quarter of 2025, compared with 5.31% in the prior year period, reflecting lower interest rates. The yield on average money market investments declined 104 basis points to 4.68%, while the net yield on average loans decreased 25 basis points to 5.86%. Additionally, the net yield on average securities declined 16 basis points to 2.74% during the second quarter of 2025.
The rate paid on total deposits and interest-bearing liabilities was 1.97% for the second quarter of 2025, compared with 2.36% in the prior year period. The total cost of deposits was 1.68%, compared with 2.11%, reflecting the lower interest rate environment.
Average interest-earning assets increased $1.5 billion, or 2% from the prior year quarter. This growth was primarily driven by a $2.2 billion increase in average loans and leases and a $365 million increase in average money market investments. These increases were partially offset by a $1.3 billion decline in average securities, largely attributable to principal reductions.
Average interest-bearing liabilities increased $1.4 billion, or 3%, from the prior year quarter. This growth was primarily driven by a $962 million increase in average borrowed funds and a $461 million increase in average interest-bearing deposits.

ZIONS BANCORPORATION, N.A.
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Noninterest Income
				2Q25 - 1Q25		2Q25 - 2Q24
(In millions)	2Q25	1Q25	2Q24	$	%	$	%

Commercial account fees	$46	$45	$45	$1	2%	$1	2%
Card fees	24	23	25	1	4	(1)	(4)
Retail and business banking fees	19	17	16	2	12	3	19
Loan-related fees and income	19	17	18	2	12	1	6
Capital markets fees and income [1]	28	27	20	1	4	8	40
Wealth management fees	14	15	15	(1)	(7)	(1)	(7)
Other customer-related fees	14	14	14	—	—	—	—
Customer-related noninterest income	164	158	153	6	4	11	7
Dividends and other income	12	7	22	5	71	(10)	(45)
Securities gains (losses), net	14	6	4	8	NM	10	NM
Noncustomer-related noninterest income	26	13	26	13	NM	—	—
Total noninterest income	$190	$171	$179	$19	11	$11	6
1 Effective the first quarter of 2025, capital markets fees and income includes fair value and nonhedge derivative income, which was previously disclosed under noncustomer-related noninterest income. These amounts totaled less than one million for both the three months ended June 30, 2025 and March 31, 2025, respectively, and a loss of one million for the three months ended June 30, 2024.
Customer-related noninterest income increased $11 million, or 7%, compared with the prior year period. This growth was driven by an $8 million increase in capital markets fees and income, largely attributable to higher swap fees and loan syndication activity. Additionally, retail and business banking fees increased $3 million, primarily due to increased deposit service fees.
Noncustomer-related noninterest income was flat compared with the prior year period. Net securities gains increased $10 million, which included an $11 million unrealized gain related to the successful completion of an initial public offering (“IPO”) of one of our Small Business Investment Company (“SBIC”) investments, FatPipe, Inc. This investment will be marked-to-market until our shares, which are subject to a minimum 180-day lock-up period from the IPO, are fully divested. An associated $2 million accrued success fee payable to the investment manager will also be adjusted based on the investment’s fair value.
The increase in net securities gains was offset by a $10 million decline in dividends and other income, primarily due to higher gains in the prior year period associated with the sale of our Enterprise Retirement Solutions business and a bank-owned property.

Noninterest Expense
				2Q25 - 1Q25		2Q25 - 2Q24
(In millions)	2Q25	1Q25	2Q24	$	%	$	%

Salaries and employee benefits	$336	$342	$318	$(6)	(2)%	$18	6%
Technology, telecom, and information processing	65	70	66	(5)	(7)	(1)	(2)
Occupancy and equipment, net	40	41	40	(1)	(2)	—	—
Professional and legal services	13	13	17	—	—	(4)	(24)
Marketing and business development	12	11	13	1	9	(1)	(8)
Deposit insurance and regulatory expense	20	22	21	(2)	(9)	(1)	(5)
Credit-related expense	6	6	6	—	—	—	—
Other real estate expense, net	—	—	(1)	—	NM	1	NM
Other	35	33	29	2	6	6	21
Total noninterest expense	$527	$538	$509	$(11)	(2)	$18	4
Adjusted noninterest expense [1]	$521	$533	$506	$(12)	(2)	$15	3
1 For information on non-GAAP financial measures, see pages 19-21.

ZIONS BANCORPORATION, N.A.
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Noninterest expense increased $18 million, or 4%, compared with the prior year quarter. Salaries and employee benefits expense increased $18 million, primarily due to higher incentive compensation accruals as a result of improved profitability. Other noninterest expense increased $6 million, largely driven by increases in certain legal reserves and the success fee accrual associated with the IPO of the previously discussed SBIC investment. These increases were partially offset by a $4 million decline in professional and legal services, mainly due to reduced technology-related consulting expenses.
Adjusted noninterest expense increased $15 million, or 3%. The efficiency ratio improved to 62.2%, compared with 64.5%, reflecting positive operating leverage as adjusted pre-provision net revenue increased $38 million, or 14%. For more information on non-GAAP financial measures, see pages 19-21.
BALANCE SHEET ANALYSIS

Investment Securities
				2Q25 - 1Q25		2Q25 - 2Q24
(In millions)	2Q25	1Q25	2Q24	$	%	$	%
Investment securities:
Available-for-sale, at fair value	$9,116	$9,223	$9,483	$(107)	(1)%	$(367)	(4)%
Held-to-maturity, at amortized cost	9,272	9,481	10,065	(209)	(2)	(793)	(8)
Total investment securities, net of allowance	$18,388	$18,704	$19,548	$(316)	(2)	$(1,160)	(6)
Total investment securities decreased $1.2 billion, or 6%, to $18.4 billion, relative to the prior year quarter, primarily due to principal reductions. We invest in securities to manage liquidity and interest rate risk, and to generate interest income. Our portfolio mainly consists of securities that can readily provide cash and liquidity through secured borrowing agreements, eliminating the need to sell the securities. Our fixed-rate securities portfolio helps balance the inherent interest rate mismatch between loans and deposits, thereby protecting the economic value of shareholders' equity.

Loans and Leases
				2Q25 - 1Q25		2Q25 - 2Q24
(In millions)	2Q25	1Q25	2Q24	$	%	$	%

Loans held for sale	$172	$112	$112	$60	54%	$60	54%
Loans and leases:
Commercial	$31,646	$31,010	$30,511	$636	2	$1,135	4
Commercial real estate	13,611	13,593	13,549	18	—	62	—
Consumer	15,576	15,338	14,355	238	2	1,221	9
Loans and leases, net of unearned income and fees	60,833	59,941	58,415	892	1	2,418	4
Less allowance for loan losses	690	697	696	(7)	(1)	(6)	(1)
Loans and leases held for investment, net of allowance	$60,143	$59,244	$57,719	$899	2	$2,424	4
Unfunded lending commitments	$29,564	$29,526	$29,122	$38	—	$442	2
Loans and leases, net of unearned income and fees, increased $2.4 billion, or 4%, to $60.8 billion, relative to the prior year quarter. This growth was driven by a $1.2 billion increase in consumer loans, primarily within the 1-4 family residential loan portfolio, and a $1.1 billion increase in commercial loans, primarily within the commercial and industrial loan portfolio.

ZIONS BANCORPORATION, N.A.
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Credit Quality
				2Q25 - 1Q25		2Q25 - 2Q24
(In millions)	2Q25	1Q25	2Q24	$	%	$	%

Provision for credit losses	$(1)	$18	$5	$(19)	NM	$(6)	NM
Allowance for credit losses	732	743	726	(11)	(1)%	6	1%
Net loan and lease charge-offs (recoveries)	10	16	15	(6)	(38)	(5)	(33)
Nonperforming assets	313	307	265	6	2	48	18
Classified loans	2,697	2,891	1,264	(194)	(7)	1,433	NM
	2Q25	1Q25	2Q24	bps		bps
Ratio of ACL to loans and leases outstanding, at period end	1.20%	1.24%	1.24%	(4)		(4)
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	0.07%	0.11%	0.10%	(4)		(3)
Ratio of nonperforming assets to loans and leases and other real estate owned	0.51%	0.51%	0.45%	—		6
Ratio of classified loans to total loans and leases	4.43%	4.82%	2.16%	(39)		227
During the second quarter of 2025, we recorded a negative $1 million provision for credit losses, compared with a positive provision of $5 million during the prior year period. The allowance for credit losses (“ACL”) totaled $732 million at June 30, 2025, compared with $726 million at June 30, 2024. The year-over-year increase in the ACL primarily reflects increased lending activity and more adverse economic scenarios, partially offset by lower reserves associated with certain portfolio-specific risks, such as commercial real estate (“CRE”). The ratio of ACL to total loans and leases was 1.20% at June 30, 2025, compared with 1.24% at June 30, 2024.
Net loan and lease charge-offs totaled $10 million in the second quarter of 2025, compared with $15 million in the prior year quarter. Nonperforming assets totaled $313 million, or 0.51% of total loans and leases and other real estate owned, compared with $265 million, or 0.45%, in the prior year period. The year-over-year increase in nonperforming assets was primarily concentrated in the term CRE, consumer 1-4 family residential, and owner occupied loan portfolios.
Classified loans totaled $2.7 billion, or 4.43% of total loans and leases, compared with $1.3 billion, or 2.16%, in the prior year period, and decreased from $2.9 billion, or 4.82%, in the prior quarter. The year-over-year increase in classified loans was primarily in the multifamily and industrial CRE loan portfolios, largely due to an increased emphasis in risk grading on current cash flows, and less emphasis on the adequacy of collateral values and the strength of guarantors and sponsors. Additionally, weaker performance in the 2021, 2022, and 2023 construction loan vintages contributed to the increase, as borrowers missed projections due to longer-than-anticipated lease-up periods, rent concessions, elevated costs, and higher interest rates. The loss content of our CRE loan portfolio continues to be mitigated by strong underwriting, supported by significant borrower equity and guarantor support.

ZIONS BANCORPORATION, N.A.
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Deposits and Borrowed Funds
				2Q25 - 1Q25		2Q25 - 2Q24
(In millions)	2Q25	1Q25	2Q24	$	%	$	%

Deposits:
Noninterest-bearing demand	$25,413	$24,792	$24,731	$621	3%	$682	3%
Interest-bearing:
Savings and money market	38,254	39,860	38,560	(1,606)	(4)	(306)	(1)
Time	6,200	6,269	6,189	(69)	(1)	11	—
Brokered	3,933	4,771	4,290	(838)	(18)	(357)	(8)
Total interest-bearing	48,387	50,900	49,039	(2,513)	(5)	(652)	(1)
Total deposits	$73,800	$75,692	$73,770	$(1,892)	(2)	$30	—
Borrowed funds:
Federal funds purchased and other short-term borrowings	$6,072	$3,476	$5,651	$2,596	75	$421	7
Long-term debt	970	964	546	6	1	424	78
Total borrowed funds	$7,042	$4,440	$6,197	$2,602	59	$845	14
Total deposits remained relatively stable compared with the prior year quarter. Noninterest-bearing demand deposits increased $682 million, partially offset by a $652 million decline in interest-bearing deposits. The increase was largely the result of the migration of a consumer interest-bearing product into a new noninterest-bearing product.
At June 30, 2025, customer deposits (excluding brokered deposits) totaled $69.9 billion, compared with $69.5 billion at June 30, 2024. These balances included approximately $6.5 billion and $7.3 billion of reciprocal deposits, respectively. The loan-to-deposit ratio was 82%, compared with 79% in the prior year quarter.
Total borrowed funds, primarily composed of secured borrowings, increased $845 million, or 14%, compared with the prior year quarter. This increase was driven by increases in long-term debt and FHLB short-term advances, partially offset by a reduction in borrowings under the FRB Bank Term Funding Program (“BTFP”). The increase in long-term debt reflects the issuance of $500 million of 6.82% Fixed-to-Floating Subordinated Notes, partially offset by the redemption of $88 million of 6.95% Fixed-to-Floating Subordinated Notes during the fourth quarter of 2024.

ZIONS BANCORPORATION, N.A.
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Shareholders’ Equity
				2Q25 - 1Q25		2Q25 - 2Q24
(In millions, except share data)	2Q25	1Q25	2Q24	$	%	$	%
Shareholders’ equity:
Preferred stock	$66	$66	$440	$—	—%	$(374)	(85)%
Common stock and additional paid-in capital	1,713	1,706	1,713	7	—	—	—
Retained earnings	6,981	6,805	6,421	176	3	560	9
Accumulated other comprehensive income (loss)	(2,164)	(2,250)	(2,549)	86	4	385	15
Total shareholders’ equity	$6,596	$6,327	$6,025	$269	4	$571	9
Capital distributions:
Common dividends paid	$64	$65	$61	$(1)	(2)	$3	5
Bank common stock repurchased [1]	—	41	—	(41)	NM	—	—
Total capital distributed to common shareholders	$64	$106	$61	$(42)	(40)	$3	5

				shares	%	shares	%
Weighted average diluted common shares outstanding (in thousands)	147,053	147,387	147,120	(334)	—%	(67)	—%
Common shares outstanding, at period end (in thousands)	147,603	147,567	147,684	36	—	(81)	—
1 Includes amounts related to common shares acquired through our publicly announced plans and those acquired in connection with our stock compensation plan. These shares were acquired from employees to cover their payroll taxes and stock option exercise costs upon the exercise of stock options.
Preferred stock decreased $374 million due to the redemption of the outstanding shares of our Series G, I, and J preferred stock during the fourth quarter of 2024.
The common stock dividend was $0.43 per share, compared with $0.41 per share during the second quarter of 2024. Common shares outstanding decreased 0.1 million from the second quarter of 2024, primarily due to common stock repurchases in the first quarter of 2025.
Accumulated other comprehensive income (loss) (“AOCI”) was a loss of $2.2 billion at June 30, 2025, an improvement of $385 million when compared with a loss of $2.5 billion at June 30, 2024. The AOCI loss largely reflects a decline in the fair value of fixed-rate available-for-sale securities as a result of changes in interest rates. Absent any sales or credit impairment of these securities, the unrealized losses will not be recognized in earnings. We do not intend to sell any securities with unrealized losses. Although changes in AOCI are reflected in shareholders’ equity, they are currently excluded from regulatory capital, and therefore do not impact our regulatory capital ratios.
Estimated common equity tier 1 (“CET1”) capital was $7.6 billion, an increase of 7%, compared with $7.1 billion in the prior year period. The estimated CET1 capital ratio was 11.0%, compared with 10.6%. Tangible book value per common share increased to $36.81, compared with $30.67, mainly due to an increase in retained earnings and reduced unrealized losses in AOCI. For more information on non-GAAP financial measures, see pages 19-21.

Supplemental Presentation and Conference Call
Zions has posted a supplemental presentation to its website, which will be used to discuss the second quarter results at 5:30 p.m. ET on July 21, 2025. Media representatives, analysts, investors, and the public are invited to join this discussion by calling (877) 709-8150 (domestic and international) and using the meeting number 13754751, or via on-demand webcast. A link to the webcast will be available on the Zions Bancorporation website at www.zionsbancorporation.com. The webcast of the conference call will also be archived and available for 30 days.

ZIONS BANCORPORATION, N.A.
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About Zions Bancorporation, N.A.
Zions Bancorporation, N.A. is one of the nation's premier financial services companies with annual net revenue of $3.1 billion in 2024, and total assets of approximately $89 billion at December 31, 2024. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming. The Bank is a consistent recipient of national and state-wide customer survey awards in small- and middle-market banking, as well as a leader in public finance advisory services and Small Business Administration lending. In addition, Zions is included in the S&P MidCap 400 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at www.zionsbancorporation.com.
Forward-Looking Information
This earnings release includes “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and assumptions regarding future events or determinations, all of which are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements, industry trends, and results or regulatory outcomes to differ materially from those expressed or implied. Forward-looking statements include, among others:
•Statements with respect to the beliefs, plans, objectives, goals, targets, commitments, designs, guidelines, expectations, anticipations, and future financial condition, results of operations, and performance of Zions Bancorporation, National Association, and its subsidiaries (collectively “Zions Bancorporation, N.A.,” “the Bank,” “we,” “our,” “us”); and
•Statements preceded or followed by, or that include the words “may,” “might,” “can,” “continue,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “forecasts,” “expect,” “intend,” “target,” “commit,” “design,” “plan,” “projects,” “will,” and the negative thereof and similar words and expressions.
Forward-looking statements are not guarantees and should not be relied upon as representing management’s views as of any subsequent date. Actual results and outcomes may differ materially from those presented. Although the following list is not comprehensive, key factors that may cause material differences include:
•The quality and composition of our loan and investment securities portfolios and the quality and composition of our deposits;
•Changes in general industry, political, and economic conditions, including increases in the national debt, elevated inflation, economic slowdowns or recessions, and other macroeconomic challenges; changes in interest and reference rates, which could negatively impact our revenues and expenses, the valuation of our assets and liabilities, and the availability and cost of capital and liquidity; and deterioration in economic conditions may result in increased loan and lease losses;
•Political developments, including those that result in significant disruptions and changes in the size, scope, and effectiveness of the government and its agencies and services;
•The effects of newly enacted and proposed regulations affecting us and the banking industry, as well as changes and uncertainties in the interpretation, enforcement, and applicability of laws and fiscal, monetary, regulatory, trade, and tax policies;
•Actions taken by governments, agencies, central banks, and similar organizations, including those that result in decreases in revenue, increases in regulatory bank fees, insurance assessments, and capital standards; and other regulatory requirements;
•Evolving trade policies and disputes, such as proposed and implemented tariffs and resulting market volatility and uncertainty, including the effects on supply chains, expenses and revenues for both us and our customers;
•Judicial, regulatory and administrative inquiries, investigations, examinations or proceedings and the outcomes thereof that create uncertainty for, or are adverse to, us or the banking industry;
•Changes in our credit ratings;

ZIONS BANCORPORATION, N.A.
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•Our ability to innovate and otherwise address competitive pressures and other factors that may affect aspects of our business, such as pricing, relevance of, and demand for, our products and services, and our ability to recruit and retain talent;
•The potential for both positive and disruptive impacts of emerging technologies, including stablecoins and other digital currencies, blockchain, artificial intelligence, quantum computing, and related innovations affecting both us and the banking industry;
•Our ability to complete projects and initiatives and execute our strategic plans, manage our risks, control compensation and other expenses, and achieve our business objectives;
•Our ability to develop and maintain technology and information security systems, along with effective controls designed to guard against fraud, cybersecurity, and privacy risks and related incidents, particularly given the accelerating pace at which threat actors are developing and deploying increasingly sophisticated and targeted tactics against the financial services industry;
•Our ability to provide adequate oversight of our suppliers to help us prevent or mitigate effects upon us and our customers of inadequate performance, systems failures, or cyber and other incidents by, or affecting, third parties upon whom we rely for the delivery of various products and services;
•The effects of wars, geopolitical conflicts, and other local, national, or international disasters, crises, or conflicts that may occur in the future;
•Natural disasters, pandemics, wildfires, catastrophic events, and other emergencies and incidents, and their impact on our and our customers’ operations, business, and communities, including the increasing difficulty in, and the expense of, obtaining property, auto, business, and other insurance products;
•Governmental and social responses to environmental, social, and governance issues, including those with respect to climate change and diversity;
•Securities and capital markets behavior, including volatility and changes in market liquidity and our ability to raise capital;
•The possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and shareholders’ equity;
•The impact of bank closures or adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks;
•Adverse news and other expressions of negative public opinion whether directed at us, other banks, the banking industry, or otherwise that may adversely affect our reputation and that of the banking industry generally; and
•Other assumptions, risks, or uncertainties described in this earnings release, and other SEC filings.
We caution against undue reliance on forward-looking statements, which reflect our views only as of their date of issuance. Except as required by law, we specifically disclaim any obligation to update any factors or publicly announce revisions to forward-looking statements to reflect future events or developments.

ZIONS BANCORPORATION, N.A.
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FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In millions, except share, per share, and ratio data)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
BALANCE SHEET [1]
Loans held for investment, net of allowance	$60,143	$59,244	$58,714	$58,190	$57,719
Total assets	88,893	87,992	88,775	87,032	87,606
Deposits	73,800	75,692	76,223	75,718	73,770
Total shareholders’ equity	6,596	6,327	6,124	6,385	6,025
STATEMENT OF INCOME
Net earnings applicable to common shareholders	$243	$169	$200	$204	$190
Net interest income	648	624	627	620	597
Taxable-equivalent net interest income [2]	661	635	639	632	608
Total noninterest income	190	171	193	172	179
Total noninterest expense	527	538	509	502	509
Pre-provision net revenue [2]	324	268	323	302	278
Adjusted pre-provision net revenue [2]	316	267	312	299	278
Provision for credit losses	(1)	18	41	13	5
SHARE AND PER COMMON SHARE AMOUNTS
Net earnings per diluted common share	$1.63	$1.13	$1.34	$1.37	$1.28
Dividends	0.43	0.43	0.43	0.41	0.41
Book value per common share [1]	44.24	42.43	40.97	40.25	37.82
Tangible book value per common share [1,2]	36.81	34.95	33.85	33.12	30.67
Weighted average share price	46.72	53.64	54.60	47.13	42.01
Weighted average diluted common shares outstanding (in thousands)	147,053	147,387	147,329	147,150	147,120
Common shares outstanding (in thousands) [1]	147,603	147,567	147,871	147,699	147,684
SELECTED RATIOS AND OTHER DATA
Return on average assets	1.09%	0.77%	0.96%	0.95%	0.91%
Return on average common equity	15.3%	11.1%	13.2%	14.1%	14.0%
Return on average tangible common equity [2]	18.7%	13.4%	16.0%	17.4%	17.5%
Net interest margin	3.17%	3.10%	3.05%	3.03%	2.98%
Cost of deposits	1.68%	1.76%	1.93%	2.14%	2.11%
Efficiency ratio [2]	62.2%	66.6%	62.0%	62.5%	64.5%
Effective tax rate [3]	21.8%	28.9%	20.0%	22.7%	23.3%
Ratio of nonperforming assets to loans and leases and other real estate owned	0.51%	0.51%	0.50%	0.62%	0.45%
Annualized ratio of net loan and lease charge-offs to average loans	0.07%	0.11%	0.24%	0.02%	0.10%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.20%	1.24%	1.25%	1.25%	1.24%
Full-time equivalent employees	9,440	9,392	9,406	9,503	9,696
CAPITAL RATIOS AND DATA [1]
Tangible common equity ratio [2]	6.2%	5.9%	5.7%	5.7%	5.2%
Common equity tier 1 capital [4]	$7,570	$7,379	$7,363	$7,206	$7,057
Risk-weighted assets [4]	$69,025	$68,132	$67,685	$67,305	$66,885
Common equity tier 1 capital ratio [4]	11.0%	10.8%	10.9%	10.7%	10.6%
Tier 1 risk-based capital ratio [4]	11.1%	10.9%	11.0%	11.4%	11.2%
Total risk-based capital ratio [4]	13.4%	13.3%	13.3%	13.2%	13.1%
Tier 1 leverage ratio [4]	8.5%	8.4%	8.3%	8.6%	8.5%
1 At period end.
2 For information on non-GAAP financial measures, see pages 19-21.
3 The increase in the effective tax rate at March 31, 2025 was the result of a revaluation of deferred tax assets due to newly enacted state tax legislation.
4 Current period ratios and amounts represent estimates.

ZIONS BANCORPORATION, N.A.
Press Release – Page 11

CONSOLIDATED BALANCE SHEETS

(In millions, shares in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$780	$833	$651	$1,114	$717
Money market investments:
Interest-bearing deposits	1,781	1,980	2,850	1,253	2,276
Federal funds sold and securities purchased under agreements to resell	1,140	936	1,453	986	936
Trading securities, at fair value	180	64	35	68	24
Investment securities:
Available-for-sale, at fair value	9,116	9,223	9,095	9,495	9,483
Held-to-maturity [1], at amortized cost	9,272	9,481	9,669	9,857	10,065
Total investment securities, net of allowance	18,388	18,704	18,764	19,352	19,548
Loans held for sale [2]	172	112	74	97	112
Loans and leases, net of unearned income and fees	60,833	59,941	59,410	58,884	58,415
Allowance for loan losses	690	697	696	694	696
Loans held for investment, net of allowance	60,143	59,244	58,714	58,190	57,719
Other noninterest-bearing investments	1,182	1,045	1,020	946	987
Premises, equipment, and software, net	1,361	1,362	1,366	1,372	1,383
Goodwill and intangibles	1,096	1,104	1,052	1,053	1,055
Other real estate owned	5	2	1	5	4
Other assets	2,665	2,606	2,795	2,596	2,845
Total assets	$88,893	$87,992	$88,775	$87,032	$87,606
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$25,413	$24,792	$24,704	$24,973	$24,731
Interest-bearing:
Savings and money market	38,254	39,860	40,037	39,242	38,596
Time	10,133	11,040	11,482	11,503	10,443
Total deposits	73,800	75,692	76,223	75,718	73,770
Federal funds and other short-term borrowings	6,072	3,476	3,832	2,919	5,651
Long-term debt	970	964	950	548	546
Reserve for unfunded lending commitments	42	46	45	42	30
Other liabilities	1,413	1,487	1,601	1,420	1,584
Total liabilities	82,297	81,665	82,651	80,647	81,581
Shareholders’ equity:
Preferred stock, without par value; authorized 4,400 shares	66	66	66	440	440
Common stock [3] ($0.001 par value; authorized 350,000 shares) and additional paid-in capital	1,713	1,706	1,737	1,717	1,713
Retained earnings	6,981	6,805	6,701	6,564	6,421
Accumulated other comprehensive income (loss)	(2,164)	(2,250)	(2,380)	(2,336)	(2,549)
Total shareholders’ equity	6,596	6,327	6,124	6,385	6,025
Total liabilities and shareholders’ equity	$88,893	$87,992	$88,775	$87,032	$87,606
[1] Held-to-maturity (fair value)	$9,229	$9,400	$9,382	$10,024	$9,891
[2] Loans held for sale (carried at fair value)	100	62	25	58	58
[3] Common shares (issued and outstanding)	147,603	147,567	147,871	147,699	147,684

ZIONS BANCORPORATION, N.A.
Press Release – Page 12

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Three Months Ended
(In millions, except share and per share amounts)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Interest income:
Interest and fees on loans	$875	$850	$873	$899	$877
Interest on money market investments	50	53	60	67	56
Interest on securities	126	125	129	138	140
Total interest income	1,051	1,028	1,062	1,104	1,073
Interest expense:
Interest on deposits	312	326	371	403	390
Interest on short- and long-term borrowings	91	78	64	81	86
Total interest expense	403	404	435	484	476
Net interest income	648	624	627	620	597
Provision for credit losses:
Provision for loan losses	3	17	38	1	12
Provision for unfunded lending commitments	(4)	1	3	12	(7)
Total provision for credit losses	(1)	18	41	13	5
Net interest income after provision for credit losses	649	606	586	607	592
Noninterest income:
Commercial account fees	46	45	47	46	45
Card fees	24	23	24	24	25
Retail and business banking fees	19	17	17	18	16
Loan-related fees and income	19	17	20	17	18
Capital markets fees and income	28	27	40	25	20
Wealth management fees	14	15	14	14	15
Other customer-related fees	14	14	14	14	14
Customer-related noninterest income	164	158	176	158	153
Dividends and other income	12	7	9	5	22
Securities gains (losses), net	14	6	8	9	4
Total noninterest income	190	171	193	172	179
Noninterest expense:
Salaries and employee benefits	336	342	321	317	318
Technology, telecom, and information processing	65	70	66	66	66
Occupancy and equipment, net	40	41	42	40	40
Professional and legal services	13	13	17	14	17
Marketing and business development	12	11	10	12	13
Deposit insurance and regulatory expense	20	22	17	19	21
Credit-related expense	6	6	6	6	6
Other real estate expense, net	—	—	—	—	(1)
Other	35	33	30	28	29
Total noninterest expense	527	538	509	502	509
Income before income taxes	312	239	270	277	262
Income taxes	68	69	54	63	61
Net income	244	170	216	214	201
Preferred stock dividends	(1)	(1)	(10)	(10)	(11)
Preferred stock redemption	—	—	(6)	—	—
Net earnings applicable to common shareholders	$243	$169	$200	$204	$190
Weighted average common shares outstanding during the period:
Basic shares (in thousands)	147,044	147,321	147,247	147,138	147,115
Diluted shares (in thousands)	147,053	147,387	147,329	147,150	147,120
Net earnings per common share:
Basic	$1.63	$1.13	$1.34	$1.37	$1.28
Diluted	1.63	1.13	1.34	1.37	1.28

ZIONS BANCORPORATION, N.A.
Press Release – Page 13

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Six Months Ended June 30,
(In millions, except share and per share amounts)	2025	2024

Interest income:
Interest and fees on loans	$1,725	$1,742
Interest on money market investments	103	103
Interest on securities	251	282
Total interest income	2,079	2,127
Interest expense:
Interest on deposits	638	766
Interest on short- and long-term borrowings	169	178
Total interest expense	807	944
Net interest income	1,272	1,183
Provision for credit losses:
Provision for loan losses	20	33
Provision for unfunded lending commitments	(3)	(15)
Total provision for credit losses	17	18
Net interest income after provision for credit losses	1,255	1,165
Noninterest income:
Commercial account fees	91	89
Card fees	47	48
Retail and business banking fees	36	32
Loan-related fees and income	36	33
Capital markets fees and income	55	45
Wealth management fees	29	30
Other customer-related fees	28	28
Customer-related noninterest income	322	305
Dividends and other income	19	28
Securities gains (losses), net	20	2
Total noninterest income	361	335
Noninterest expense:
Salaries and employee benefits	678	649
Technology, telecom, and information processing	135	128
Occupancy and equipment, net	81	79
Professional and legal services	26	33
Marketing and business development	23	23
Deposit insurance and regulatory expense	42	55
Credit-related expense	12	13
Other real estate expense, net	—	(1)
Other	68	56
Total noninterest expense	1,065	1,035
Income before income taxes	551	465
Income taxes	137	111
Net income	414	354
Preferred stock dividends	(2)	(21)
Preferred stock redemption	—	—
Net earnings applicable to common shareholders	$412	$333
Weighted average common shares outstanding during the year:
Basic shares (in thousands)	147,182	147,227
Diluted shares (in thousands)	147,210	147,231
Net earnings per common share:
Basic	$2.77	$2.24
Diluted	2.77	2.24

ZIONS BANCORPORATION, N.A.
Press Release – Page 14

Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Commercial:
Commercial and industrial	$17,526	$16,900	$16,891	$16,757	$16,622
Owner occupied	9,377	9,321	9,333	9,381	9,236
Municipal	4,376	4,412	4,364	4,270	4,263
Leasing	367	377	377	377	390
Total commercial	31,646	31,010	30,965	30,785	30,511
Commercial real estate:
Term	11,186	10,878	10,703	10,650	10,824
Construction and land development	2,425	2,715	2,774	2,833	2,725
Total commercial real estate	13,611	13,593	13,477	13,483	13,549
Consumer:
1-4 family residential	10,431	10,312	9,939	9,489	9,153
Home equity credit line	3,784	3,670	3,641	3,543	3,468
Construction and other consumer real estate	743	762	810	997	1,139
Bankcard and other revolving plans	496	472	457	461	466
Other	122	122	121	126	129
Total consumer	15,576	15,338	14,968	14,616	14,355
Total loans and leases	$60,833	$59,941	$59,410	$58,884	$58,415

Nonperforming Assets
(Unaudited)

(In millions)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

Nonaccrual loans [1]	$308	$305	$297	$363	$261
Other real estate owned [2]	5	2	1	5	4
Total nonperforming assets	$313	$307	$298	$368	$265
Ratio of nonperforming assets to loans [1] and leases and other real estate owned [2]	0.51%	0.51%	0.50%	0.62%	0.45%
Accruing loans past due 90 days or more	$4	$13	$18	$7	$6
Ratio of accruing loans past due 90 days or more to loans[1] and leases	0.01%	0.02%	0.03%	0.01%	0.01%
Nonaccrual loans and accruing loans past due 90 days or more	$312	$318	$315	$370	$267
Ratio of nonperforming assets [1] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.52%	0.53%	0.53%	0.64%	0.46%
Accruing loans past due 30-89 days	$57	$105	$57	$89	$114
Classified loans	2,697	2,891	2,870	2,093	1,264
Ratio of classified loans to total loans and leases	4.43%	4.82%	4.83%	3.55%	2.16%
1 Includes loans held for sale.
2 Does not include banking premises held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 15

Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(In millions)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Allowance for Loan and Lease Losses
Balance at beginning of period	$697	$696	$694	$696	$699
Provision for loan losses	3	17	38	1	12
Loan and lease charge-offs	16	24	41	15	21
Less: Recoveries	6	8	5	12	6
Net loan and lease charge-offs (recoveries)	10	16	36	3	15
Balance at end of period	$690	$697	$696	$694	$696
Ratio of allowance for loan losses to loans [1] and leases, at period end	1.13%	1.16%	1.17%	1.18%	1.19%
Ratio of allowance for loan losses to nonaccrual loans[1] at period end	224%	229%	234%	191%	267%
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	0.07%	0.11%	0.24%	0.02%	0.10%
Reserve for Unfunded Lending Commitments
Balance at beginning of period	$46	$45	$42	$30	$37
Provision for unfunded lending commitments	(4)	1	3	12	(7)
Balance at end of period	$42	$46	$45	$42	$30
Allowance for Credit Losses
Allowance for loan losses	$690	$697	$696	$694	$696
Reserve for unfunded lending commitments	42	46	45	42	30
Total allowance for credit losses	$732	$743	$741	$736	$726
Ratio of ACL to loans [1] and leases outstanding, at period end	1.20%	1.24%	1.25%	1.25%	1.24%
1 Does not include loans held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 16

Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

Commercial:
Commercial and industrial	$113	$121	$114	$173	$111
Owner occupied	39	25	31	29	28
Municipal	5	10	11	11	6
Leasing	2	2	2	2	2
Total commercial	159	158	158	215	147
Commercial real estate:
Term	60	58	59	67	35
Construction and land development	—	—	—	2	2
Total commercial real estate	60	58	59	69	37
Consumer:
1-4 family residential	58	56	49	47	46
Home equity credit line	30	32	30	30	29
Bankcard and other revolving plans	1	1	1	1	1
Other	—	—	—	1	1
Total consumer	89	89	80	79	77
Total nonaccrual loans	$308	$305	$297	$363	$261

Net Charge-Offs by Portfolio Type
(Unaudited)

(In millions)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Commercial:
Commercial and industrial	$8	$13	$35	$3	$4
Owner occupied	(1)	(1)	(1)	—	—
Total commercial	7	12	34	3	4
Commercial real estate:
Term	1	—	—	(2)	11
Total commercial real estate	1	—	—	(2)	11
Consumer:
1-4 family residential	1	1	—	—	(1)
Bankcard and other revolving plans	1	2	2	2	1
Other	—	1	—	—	—
Total consumer loans	2	4	2	2	—
Total net charge-offs (recoveries)	$10	$16	$36	$3	$15

ZIONS BANCORPORATION, N.A.
Press Release – Page 17

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES

(Unaudited)	Three Months Ended
	June 30, 2025		March 31, 2025		June 30, 2024
(In millions)	Average balance	Yield/ Rate [1]	Average balance	Yield/ Rate [1]	Average balance	Yield/ Rate [1]
ASSETS
Money market investments:
Interest-bearing deposits	$1,543	4.50%	$1,632	4.59%	$1,909	5.57%
Federal funds sold and securities purchased under agreements to resell	2,757	4.77%	2,971	4.70%	2,026	5.87%
Total money market investments	4,300	4.68%	4,603	4.66%	3,935	5.72%
Trading securities	244	4.77%	25	4.01%	39	4.74%
Investment securities:
Available-for-sale	9,093	3.27%	9,101	3.27%	9,670	3.57%
Held-to-maturity	9,351	2.22%	9,555	2.25%	10,120	2.25%
Total investment securities	18,444	2.74%	18,656	2.75%	19,790	2.90%
Loans held for sale	118	NM	83	NM	43	NM
Loans and leases: [2]
Commercial	31,383	5.89%	31,033	5.86%	30,505	6.05%
Commercial real estate	13,612	6.64%	13,557	6.59%	13,587	7.22%
Consumer	15,465	5.14%	15,045	5.12%	14,199	5.17%
Total loans and leases	60,460	5.86%	59,635	5.84%	58,291	6.11%
Total interest-earning assets	83,566	5.11%	83,002	5.08%	82,098	5.31%
Cash and due from banks	703		705		691
Allowance for credit losses on loans and debt securities	(694)		(692)		(697)
Goodwill and intangibles	1,097		1,052		1,056
Other assets	5,313		5,376		5,424
Total assets	$89,985		$89,443		$88,572
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$38,877	2.15%	$39,646	2.18%	$38,331	2.73%
Time	10,659	3.90%	11,024	4.15%	10,744	4.87%
Total interest-bearing deposits	49,536	2.52%	50,670	2.61%	49,075	3.20%
Borrowed funds:
Federal funds purchased and security repurchase agreements	1,463	4.36%	1,721	4.36%	1,166	5.38%
Other short-term borrowings	5,340	4.48%	3,976	4.52%	5,097	4.95%
Long-term debt	966	6.41%	955	6.38%	544	5.98%
Total borrowed funds	7,769	4.70%	6,652	4.74%	6,807	5.10%
Total interest-bearing liabilities	57,305	2.82%	57,322	2.85%	55,882	3.43%
Noninterest-bearing demand deposits	24,730		24,249		25,153
Other liabilities	1,527		1,624		1,647
Total liabilities	83,562		83,195		82,682
Shareholders’ equity:
Preferred equity	66		66		440
Common equity	6,357		6,182		5,450
Total shareholders’ equity	6,423		6,248		5,890
Total liabilities and shareholders’ equity	$89,985		$89,443		$88,572
Spread on average interest-bearing funds		2.29%		2.23%		1.88%
Impact of net noninterest-bearing sources of funds		0.88%		0.87%		1.10%
Net interest margin		3.17%		3.10%		2.98%
Memo: total cost of deposits	$74,266	1.68%	$74,919	1.76%	$74,228	2.11%
Memo: total deposits and interest-bearing liabilities	$82,035	1.97%	$81,571	2.01%	$81,035	2.36%
1 Taxable-equivalent rates used where applicable.
2 Net of unamortized purchase premiums, discounts, and deferred loan fees and costs.

ZIONS BANCORPORATION, N.A.
Press Release – Page 18

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES

(Unaudited)	Six Months Ended
	June 30, 2025		June 30, 2024
(In millions)	Average balance	Yield/ Rate [1]	Average balance	Yield/ Rate [1]
ASSETS
Money market investments:
Interest-bearing deposits	$1,587	4.55%	$1,678	5.63%
Federal funds sold and securities purchased under agreements to resell	2,863	4.74%	1,926	5.88%
Total money market investments	4,450	4.67%	3,604	5.76%
Trading securities	135	4.70%	36	4.52%
Investment securities:
Available-for-sale	9,097	3.27%	9,869	3.51%
Held-to-maturity	9,453	2.24%	10,198	2.25%
Total investment securities	18,550	2.74%	20,067	2.87%
Loans held for sale	101	NM	49	NM
Loans and leases: [2]
Commercial	31,209	5.87%	30,494	6.00%
Commercial real estate	13,585	6.62%	13,546	7.26%
Consumer	15,256	5.13%	14,060	5.14%
Total loans and leases	60,050	5.85%	58,100	6.08%
Total interest-earning assets	83,286	5.09%	81,856	5.28%
Cash and due from banks	704		700
Allowance for credit losses on loans and debt securities	(693)		(691)
Goodwill and intangibles	1,075		1,057
Other assets	5,344		5,349
Total assets	$89,716		$88,271
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$39,259	2.16%	$38,187	2.73%
Time	10,840	4.03%	10,261	4.84%
Total interest-bearing deposits	50,099	2.57%	48,448	3.18%
Borrowed funds:
Federal funds purchased and security repurchase agreements	1,591	4.36%	1,457	5.38%
Other short-term borrowings	4,662	4.50%	5,014	4.96%
Long-term debt	961	6.39%	543	5.98%
Total borrowed funds	7,214	4.72%	7,014	5.13%
Total interest-bearing funds	57,313	2.84%	55,462	3.42%
Noninterest-bearing demand deposits	24,491		25,345
Other liabilities	1,576		1,654
Total liabilities	83,380		82,461
Shareholders’ equity:
Preferred equity	66		440
Common equity	6,270		5,370
Total shareholders’ equity	6,336		5,810
Total liabilities and shareholders’ equity	$89,716		$88,271
Spread on average interest-bearing funds		2.25%		1.86%
Impact of net noninterest-bearing sources of funds		0.89%		1.10%
Net interest margin		3.14%		2.96%
Memo: total cost of deposits	$74,590	1.72%	$73,793	2.09%
Memo: total deposits and interest-bearing liabilities	$81,804	1.98%	$80,807	2.36%
1 Taxable-equivalent rates used where applicable.
2 Net of unamortized purchase premiums, discounts, and deferred loan fees and costs.

ZIONS BANCORPORATION, N.A.
Press Release – Page 19

NON-GAAP FINANCIAL MEASURES
(Unaudited)
This press release presents non-GAAP financial measures, in addition to GAAP financial measures. The adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are presented in the following schedules. We consider these adjustments to be relevant to ongoing operating results and provide a meaningful basis for period-to-period comparisons. We use these non-GAAP financial measures to assess our performance and financial position. We believe that presenting these non-GAAP financial measures allows investors to assess our performance on the same basis as that applied by our management and the financial services industry.
Non-GAAP financial measures have inherent limitations and are not necessarily comparable to similar financial measures that may be presented by other financial services companies. Although non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.
Tangible Common Equity and Related Measures
Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets and their related amortization. We believe these non-GAAP measures provide useful information about our use of shareholders’ equity and provide a basis for evaluating the performance of a business more consistently, whether acquired or developed internally.
RETURN ON AVERAGE TANGIBLE COMMON EQUITY (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

Net earnings applicable to common shareholders (GAAP)		$243	$169	$200	$204	$190
Adjustments, net of tax:
Amortization of core deposit and other intangibles		2	1	1	1	1
Adjusted net earnings applicable to common shareholders, net of tax	(a)	$245	$170	$201	$205	$191
Average common equity (GAAP)		$6,357	$6,182	$6,036	$5,738	$5,450
Average goodwill and intangibles		(1,097)	(1,052)	(1,053)	(1,054)	(1,056)
Average tangible common equity (non-GAAP)	(b)	$5,260	$5,130	$4,983	$4,684	$4,394
Number of days in quarter	(c)	91	90	92	92	91
Number of days in year	(d)	365	365	366	366	366
Return on average tangible common equity (non-GAAP) [1]	(a/b/c)*d	18.7%	13.4%	16.0%	17.4%	17.5%
1 Excluding the effect of AOCI from average tangible common equity would result in associated returns of 13.1%, 9.2%, 10.9%, 11.4%, and 10.9% for the respective periods presented.

ZIONS BANCORPORATION, N.A.
Press Release – Page 20

TANGIBLE EQUITY RATIO, TANGIBLE COMMON EQUITY RATIO, AND TANGIBLE BOOK VALUE PER COMMON SHARE (ALL NON-GAAP MEASURES)

(Dollar amounts in millions, except per share amounts)		June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

Total shareholders’ equity (GAAP)		$6,596	$6,327	$6,124	$6,385	$6,025
Goodwill and intangibles		(1,096)	(1,104)	(1,052)	(1,053)	(1,055)
Tangible equity (non-GAAP)	(a)	5,500	5,223	5,072	5,332	4,970
Preferred stock		(66)	(66)	(66)	(440)	(440)
Tangible common equity (non-GAAP)	(b)	$5,434	$5,157	$5,006	$4,892	$4,530
Total assets (GAAP)		$88,893	$87,992	$88,775	$87,032	$87,606
Goodwill and intangibles		(1,096)	(1,104)	(1,052)	(1,053)	(1,055)
Tangible assets (non-GAAP)	(c)	$87,797	$86,888	$87,723	$85,979	$86,551
Common shares outstanding (in thousands)	(d)	147,603	147,567	147,871	147,699	147,684
Tangible equity ratio (non-GAAP)	(a/c)	6.3%	6.0%	5.8%	6.2%	5.7%
Tangible common equity ratio (non-GAAP)	(b/c)	6.2%	5.9%	5.7%	5.7%	5.2%
Tangible book value per common share (non-GAAP)	(b/d)	$36.81	$34.95	$33.85	$33.12	$30.67
Efficiency Ratio and Adjusted Pre-Provision Net Revenue
The efficiency ratio is a measure of operating expense relative to revenue. We believe the efficiency ratio provides useful information regarding the cost of generating revenue. We make adjustments to exclude certain items that are not generally expected to recur frequently, as identified in the subsequent schedule. We believe these adjustments allow for more consistent comparability across periods. Adjusted noninterest expense provides a measure as to how we are managing our expenses. Adjusted pre-provision net revenue enables management and others to assess our ability to generate capital. Taxable-equivalent net interest income allows us to assess the comparability of revenue arising from both taxable and tax-exempt sources.
EFFICIENCY RATIO (NON-GAAP) AND ADJUSTED PRE-PROVISION NET REVENUE (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024

Noninterest expense (GAAP)	(a)	$527	$538	$509	$502	$509
Adjustments:
Severance costs		2	3	1	1	1
Other real estate expense, net		—	—	—	—	(1)
Amortization of core deposit and other intangibles		2	2	2	2	1
SBIC investment success fee accrual		2	—	—	—	1
FDIC special assessment		—	—	(3)	—	1
Total adjustments	(b)	6	5	—	3	3
Adjusted noninterest expense (non-GAAP)	(c)=(a-b)	$521	$533	$509	$499	$506

Net interest income (GAAP)	(d)	$648	$624	$627	$620	$597
Fully taxable-equivalent adjustments	(e)	13	11	12	12	11
Taxable-equivalent net interest income (non-GAAP)	(f)=(d+e)	661	635	639	632	608
Noninterest income (GAAP)	(g)	190	171	193	172	179
Combined income (non-GAAP)	(h)=(f+g)	851	806	832	804	787
Adjustments:
Fair value and nonhedge derivative income (loss) [1]		—	—	3	(3)	(1)
Securities gains (losses), net		14	6	8	9	4
Total adjustments	(i)	14	6	11	6	3
Adjusted taxable-equivalent revenue (non-GAAP)	(j)=(h-i)	$837	$800	$821	$798	$784

Pre-provision net revenue (PPNR) (non-GAAP)	(h)-(a)	$324	$268	$323	$302	$278
Adjusted PPNR (non-GAAP)	(j)-(c)	316	267	312	299	278
Efficiency ratio (non-GAAP) [2]	(c/j)	62.2%	66.6%	62.0%	62.5%	64.5%
1 Effective the first quarter of 2025, fair value and nonhedge derivative income (loss) is included in capital markets fees and income.
2 Excluding both the $9 million gain on sale of our Enterprise Retirement Solutions business and the $4 million gain on sale of a bank-owned property (recorded in dividends and other income), the efficiency ratio for the three months ended June 30, 2024 would have been 65.6%.

ZIONS BANCORPORATION, N.A.
Press Release – Page 21

EFFICIENCY RATIO (NON-GAAP) AND ADJUSTED PRE-PROVISION NET REVENUE (NON-GAAP)

		Six Months Ended
(Dollar amounts in millions)		June 30, 2025	June 30, 2024

Noninterest expense (GAAP)	(a)	$1,065	$1,035
Adjustments:
Severance costs		5	1
Other real estate expense		—	(1)
Amortization of core deposit and other intangibles		4	3
SBIC investment success fee accrual		2	1
FDIC special assessment		—	14
Total adjustments	(b)	11	18
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$1,054	$1,017

Net interest income (GAAP)	(d)	$1,272	$1,183
Fully taxable-equivalent adjustments	(e)	24	21
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	1,296	1,204
Noninterest income (GAAP)	(g)	361	335
Combined income (non-GAAP)	(f+g)=(h)	1,657	1,539
Adjustments:
Fair value and nonhedge derivative income (loss)		—	—
Securities gains (losses), net		20	2
Total adjustments	(i)	20	2
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$1,637	$1,537

Pre-provision net revenue (PPNR)	(h)-(a)	$592	$504
Adjusted PPNR (non-GAAP)	(j)-(c)	583	520
Efficiency ratio (non-GAAP)	(c/j)	64.4%	66.2%